Exhibit 5.3

[LETTERHEAD OF HOGAN LOVELLS US LLP]

November 21, 2025

Landwirtschaftliche Rentenbank

Theodor-Heuss-Allee 80

60486 Frankfurt am Main

Germany

Ladies and Gentlemen:

We are acting as United States counsel to Landwirtschaftliche Rentenbank, an institution organized under the public laws of the Federal Republic of Germany ("Rentenbank"), in connection with the filing of its registration statement (the "Registration Statement") under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) filed with the Securities and Exchange Commission under the Securities Act relating to debt securities of Rentenbank (the "Securities") offered and sold in one or more series from time to time on the terms to be determined at the time of sale in accordance with the provisions of a Fiscal Agency Agreement (as amended, the “Fiscal Agency Agreement”) dated October 16, 2001 between Rentenbank and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities to be offered from time to time will have been duly authorized and established by proper action of Rentenbank’s Management Board (“Board Action”) consistent with the procedures and terms described in the Registration Statement in accordance with Rentenbank’s Governing Law and Statutes and applicable German law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on Rentenbank or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) the terms of the Securities, when issued, will have been duly established in conformity with the Fiscal Agency Agreement and, to the extent not contained in the form of Securities set forth as an exhibit to the Fiscal Agency Agreement, will comply with applicable law; and (iv) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement.

To the extent that the obligations of Rentenbank with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the Fiscal Agency Agreement, namely the trustee, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by the Fiscal Agency Agreement; that the Fiscal Agency Agreement has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under the Fiscal Agency Agreement with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under the Fiscal Agency Agreement.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). To the extent that the law of the Federal Republic of Germany is relevant to our opinion set forth above, we have, without making any independent investigation with respect thereto, assumed the correctness of and relied upon, and our opinion is subject to any qualifications, assumptions and exceptions set forth in, the opinion, dated the date hereof, of Landwirtschaftliche Rentenbank Legal Department included as Exhibit 5.1 to the Registration Statement.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Securities, upon authentication by the trustee and due execution and delivery on behalf of Rentenbank in accordance with the Fiscal Agency Agreement, will constitute valid and binding obligations of Rentenbank.

The opinion expressed herein with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP